Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-41752, 33-43045, 33-50654, 33-58892, 33-96320, 333-41393, 333-41401, 333-41403, 333-80571, 333-80559, 333-98035, 333-101239 and 333-122962 on Form S-8 and Registration Statement No. 333-133724 on Form S-3 of our report dated February 10, 2006 (December 18, 2006 as to the effects of the matters discussed in the third, fourth and fifth paragraphs of Note 13 and to the effects of the restatement discussed in Note 14) relating to the financial statements of Progress Software Corporation (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of the consolidated financial statements as discussed in Note 14), and of our report dated February 10, 2006 (December 18, 2006 as to the effect of the material weakness described in Management’s Annual Report on Internal Control over Financial Reporting (as revised)) on the internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of the material weakness), appearing in this Annual Report on Form 10-K/A of Progress Software Corporation for the year ended November 30, 2005.

/s/ DELOITTE & TOUCHE LLP
Boston, Massachusetts
December 18, 2006